UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Sonim Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sonim Technologies Special Committee Determines Latest Orbic Proposal to be Inferior

to Social Mobile Transaction Amidst Ongoing Strategic Review

Orbic proposal remains conditional, uncertain, and unlikely to maximize value for Sonim stockholders

San Diego, California – July 2, 2025 – Sonim Technologies (NASDAQ: SONM) today announced that its Special Committee of the Board of Directors (the “Special Committee”) has considered, with advice from its financial advisor and legal counsel, the unsolicited, non-binding proposal from Orbic North America, LLC (“Orbic”) dated June 26, 2025, and has determined it to be inferior to the previously announced Letter of Intent (the “Social Mobile LOI”) between Sonim and Social Mobile for the sale of substantially all of Sonim’s operating assets. The Special Committee remains committed to maximizing stockholder value and believes the Social Mobile LOI represents a superior alternative.

The Special Committee found Orbic’s latest proposal to be inadequate for multiple reasons, including:

●	Greater Transaction Value and Certainty with Social Mobile: The Social Mobile LOI does not require third-party financing and provides a clear, executable path for the sale of legacy assets, coupled with a concurrent reverse takeover (RTO) transaction. Unlike Orbic’s proposal, Social Mobile’s ability to finance the transaction without outside funding enhances the Company’s confidence in the transaction’s successful completion. The value of the Social Mobile deal is superior due to the consideration to be received, including the liabilities contemplated to be assumed.

●	Orbic’s Proposal Remains Highly Conditional: Orbic’s financing commitment letter, raises multiple unanswered questions. The proposed financing is contingent upon satisfactory due diligence and other conditions. Critically, the financing source is not identified. Instead, the commitment party is merely an exclusive placement agent for the offering of debt securities, whose ability to secure capital depends on attracting currently undisclosed investors.

●	Social Mobile’s Likelihood of Consummation: Sonim and Social Mobile are actively negotiating the definitive agreement and have built a cooperative working relationship. The process is progressing constructively and remains on track within the framework of the Social Mobile LOI.

●	Orbic’s Proposal Entails High Execution and Timing Risk: Orbic’s offer jeopardizes the progress made under the Social Mobile LOI, while offering no certainty beyond the need to restart due diligence and begin negotiations anew. Moreover, at the time of each of Orbic’s previous two offers to purchase Sonim, the Special Committee and its financial advisor attempted to contact Orbic to validate that Orbic possessed the financial resources to consummate a transaction. In each instance, Orbic failed to respond, reinforcing the Committee’s concerns that Orbic does not have the money to support their offers and that Orbic will not negotiate reasonably or in a timely manner.

●	Orbic’s Track Record Raises Dire Concerns: Orbic and its affiliates have been named as defendants in more than ten legal actions over the past decade, involving disputes with customers, suppliers, employees, and business partners. Sonim’s legal and financial advisors have conducted financial background checks on Orbic and its affiliates, uncovering a litany of judgments against them, including: an $18 million consent judgment issued against Orbic executives relating to an Orbic affiliate’s default under a $21 million loan facility; a summary judgment award in excess of $4.5 million against an Orbic affiliate for breach of contract; and a $185,870 default judgment against an Orbic affiliate for breach of contract. In connection with its latest proposal, Orbic also demanded access to confidential Special Committee materials not shared with any other bidder, underscoring its adversarial posture.

●	Orbic’s Proxy-Driven Strategy Lacks Credibility: Orbic initially engaged Sonim through litigation, then launched a proxy contest. Despite only recently acquiring 1,000 shares of Sonim stock, Orbic is now seeking to derail the Company’s strategic process and force exclusive negotiations for its own benefit. These tactics, taken in parallel with its proxy campaign, raise significant concerns about Orbic’s true motives.

The Special Committee has determined that the sale to Social Mobile and contemplated RTO transaction represent a much higher certainty to close and deliver the best value and other terms reasonably available to Sonim’s stockholders.

The Special Committee urges stockholders to support the Company’s clear and deliberate strategic path forward.

About Sonim Technologies

Sonim Technologies is a leading U.S. provider of rugged mobile solutions, including phones, wireless internet data devices, accessories and software designed to provide extra protection for users that demand more durability in their work and everyday lives. Trusted by first responders, government, and Fortune 500 customers since 1999, we currently sell our ruggedized mobility solutions through tier one wireless carriers and distributors in North America, EMEA, and Australia/New Zealand. Sonim devices and accessories connect users with voice, data, workflow and lifestyle applications that enhance the user experience while providing an extra level of protection. For more information, visit www.sonimtech.com.

Media contact:

Anette Gaven

anette.gaven@sonimtech.com

P: 619-993-3058

Important Information and Where to Find It

This press release may be considered to be a soliciting material in connection with the 2025 Annual Meeting of Stockholders. Sonim has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the 2025 Annual Meeting of Stockholders.

Sonim’s stockholders are strongly encouraged to read Sonim’s definitive proxy statement (including any amendments or supplements thereto) and any other documents to be filed with the SEC carefully and in their entirety when they become available because they will contain important information.

Stockholders may obtain a free copy of the definitive proxy statement, any amendments or supplements to the proxy statement, and other documents that Sonim files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge on Sonim’s website at https://ir.sonimtech.com/sec-filings/all-sec-filings.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Sonim. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, Sonim plans to file with the SEC a proxy statement (the “Proxy Statement”) relating to a special meeting of its stockholders and may file other documents with the SEC relating to the proposed transaction, including a prospectus. This communication is not a substitute for the Proxy Statement or any other document that Sonim may file with the SEC or send to its stockholders in connection with the proposed transaction. Before making any voting decision, stockholders of Sonim are urged to read the Proxy Statement in its entirety when it becomes available and any other relevant documents filed or to be filed with the SEC and any amendments or supplements thereto and any documents incorporated by reference therein, because they will contain important information about the proposed transaction and the parties to the proposed Transaction. Any vote in respect of resolutions to be proposed at a stockholder meeting of Sonim to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Proxy Statement. Investors and security holders will be able to obtain the Proxy Statement and other documents Sonim files with the SEC (when available) free of charge at the SEC’s website (http://www.sec.gov) or at Sonim’s investor relations website (https:// https://ir.sonimtech.com/) or by e-mailing Sonim to ir@sonimtech.com.

Participants in the Solicitation

Sonim and its respective directors, executive officers, and other members of their management and employees, including Peter Liu (Chief Executive Officer and a director), Clay Crolius (Chief Financial Officer), and Sonim’s directors–James Cassano, Mike Mulica, Jack Steenstra, and Jeffrey Wang–under SEC rules, may be deemed to be participants in the solicitation of proxies of Sonim’s stockholders in connection with the proposed Transaction.

Stockholders may obtain more detailed information regarding Sonim’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, under the captions “Directors, Executive Officers, and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management,” and “Certain Relationships and Related Party Transactions” of Sonim’s definitive proxy statement for the 2025 Annual Meeting filed with the SEC on June 18, 2025.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the proposed Transaction, if and when they become available. These documents will be available free of charge as described above.

Forward-Looking statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, the anticipated effects of the proposed transaction and the strategy of Sonim in connection with strategic alternatives, the anticipated terms of the proposed transaction, potential benefits of the proposed transaction to Sonim’s stockholders, and anticipated difficulties in connection with certain aspects of Orbic’s offer. These forward-looking statements are based on Sonim’s current expectations, estimates and projections, and certain assumptions made by Sonim, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “achieve,” “aim,” “ambitions,” “anticipate,” “believe,” “committed,” “continue,” “could,” “designed,” “estimate,” “expect,” “forecast,” “future,” “goals,” “grow,” “guidance,” “intend,” “likely,” “may,” “milestone,” “objective,” “on track,” “opportunity,” “outlook,” “pending,” “plan,” “poised,” “position,” “possible,” “potential,” “predict,” “progress,” “promises,” “roadmap,” “seek,” “should,” “strive,” “targets,” “to be,” “upcoming,” “will,” “would,” and variations of such words and similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include, but are not limited to, the following: the ability of Sonim to meet expectations regarding the timing and completion of the proposed transaction; the possibility that the LOI will not result in the definitive agreement; the possibility that the conditions to the closing of the proposed transaction are not satisfied, including the risk that the required approvals are not obtained, the Sonim Legacy Business Sale does not close, and that Sonim’s stockholders do not approve the proposed transaction; the challenges of maintaining Nasdaq listing and the potential necessity to implement a reverse stock-split in order to remain listed on Nasdaq; the occurrence of any event, change or other circumstances that could result in the definitive agreement (if ever executed) being terminated or the proposed transaction not being completed on the terms reflected in the definitive agreement, or at all; potential litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have adverse effects on the market price of Sonim’s common stock; the risk that the current board of directors of Sonim loses the proxy contest and the new directors’ slate determines to terminate the proposed transaction (whether at the state of LOI or definitive agreement); the effect of the announcement of the proposed transaction on the ability of Sonim to retain key personnel and maintain relationships with customers and business partners; the risk of unexpected costs or expenses resulting from the proposed transaction and the LOI; and other risks and uncertainties, including those described under “Risk Factors” included in Sonim’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.